Annex A

                           GALILEO INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE.

     This Employee Stock Purchase Plan (the "Plan") is intended to advance the interests of Galileo International, Inc. (the "Company") and its stockholders by allowing employees of the Company and those subsidiaries of the Company that participate in the Plan the opportunity to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"). It is intended that the Plan will constitute an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").


SECTION 2. ADMINISTRATION.

     (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") or its designee. The majority of the Committee shall constitute a quorum, and the action of (i) a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) all members acting unanimously by written consent, shall be the acts of the Committee.

     (b) The interpretation and construction by the Committee of any provision of the Plan or of any subscription to purchase shares of Common Stock under the Plan shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. The Committee will, from time to time, designate the subsidiaries (as defined below) of the Company whose employees will be eligible to participate in the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any subscription to purchase shares of Common Stock under the Plan. For purposes of this Plan, the term "subsidiary" has the meaning given to such term under Section 424(f) of the Code.


SECTION 3. ELIGIBILITY.

     Each employee of the Company or of a participating subsidiary of the Company who has completed any minimum service requirement (not to exceed two years) that may be specified by the Committee from time to time (an "Eligible Employee") may subscribe to purchase shares of Common Stock under the terms of the Plan. Notwithstanding the preceding sentence, no employee may subscribe to purchase shares of Common Stock on the immediately following Purchase Date (as defined below) if, immediately after the immediately preceding Subscription Date (as defined below), such employee would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code.

     For purposes of the Plan:

     (a) The term "Subscription Date" means the first business day of each calendar quarter of the Company during which the Plan is effective. The first Subscription Date under the Plan will be July 1, 2000.

     (b) The term "Purchase Date" means the last business day of the calendar quarter in which the related Subscription Date occurs.

     (c) The term "Participant" means an Eligible Employee who has a Subscription and Authorization Form (as defined below) in effect. Subject to
Section 6(e), once an Eligible Employee has filed a Subscription and Authorization Form as directed by the Committee, he or she shall continue to be a Participant in the Plan on the terms provided in such form until he or she modifies his or her election on a subsequently filed Subscription and Authorization Form or until he or she withdraws from the Plan.


SECTION 4. PARTICIPATION.

     (a) An Eligible Employee shall evidence his or her agreement to subscribe for shares of Common Stock by completing a written agreement (the "Subscription and Authorization Form") provided by the Committee and filing it as directed by the Committee. A Subscription and Authorization Form shall take effect as of the Subscription Date immediately following the date such Form is filed with the Company in accordance with procedures established by the Committee.

     (b) In the Subscription and Authorization Form, an Eligible Employee shall designate any whole dollar amount to be withheld from such Eligible Employee's compensation in each pay period and used to purchase shares of Common Stock on the next Purchase Date, provided that the Committee may establish from time to time uniform minimum and maximum payroll deductions as a percentage of compensation (as hereinafter defined) or as a flat amount. For purposes of this Plan, the term "compensation" means a Participant's earned base pay (including any contributions made by the Participant to a plan maintained pursuant to Code
Section 401(k) or Section 125), plus pay for overtime, doubletime, shift differential, Holiday Rotating Day Off, Global Cash Profit Sharing Program, Holiday Worked Rotating Day Off, commissions, retroactive pay, Lump-Sum Merit Pay, and Management Incentive Program.

     (c) A Participant who withdraws from the Plan may resume subscriptions for shares of Common Stock under the Plan as of any succeeding Subscription Date, provided that the Participant completes a new Subscription and Authorization Form prior to such Subscription Date in accordance with procedures established by the Committee and is then an Eligible Employee.


SECTION 5. COMMON STOCK.

     The stock purchased under the Plan shall be shares of authorized but unissued Common Stock or shares of Common Stock acquired on the open market. Subject to the provisions of Section 6(h), the aggregate number of shares which may be purchased under the Plan shall not exceed 500,000 shares of Common Stock. In the event that the amount of shares of Common Stock subscribed for in any quarter exceeds the number of shares of Common Stock available to be purchased under the Plan, the shares of Common Stock available to be purchased shall be allocated on a pro rata basis among the subscriptions.


SECTION 6. TERMS AND CONDITIONS OF SUBSCRIPTIONS.

     Subscriptions shall be evidenced by a Subscription and Authorization Form in such form as the Committee shall from time to time approve, provided that all Participants subscribing to purchase shares of Common Stock shall have the same rights and privileges (except as otherwise provided in Section 4(b) and Section 6(d)), and provided further that such subscriptions shall comply with and be subject to the following terms and conditions:

     (a) Purchase Price. The purchase price per share of Common Stock shall be an amount equal to the lower of (i) eighty-five percent (85%) of the fair market value per share of the Common Stock on the Subscription Date and (ii) eighty-five percent (85%) of the fair market value per share of the Common Stock on the Purchase Date. During such time as the Common Stock is traded on the New York Stock Exchange, the fair market value per share of Common Stock on any day shall be the closing price of the Common Stock (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in the Wall Street Journal) on such day, or on the next regular business day on which shares of the Common Stock of the Company shall be traded in the event that no shares of the Common Stock shall have been traded on the relevant day. Subject to the foregoing, the Committee shall have full authority and discretion in fixing the purchase price.

     (b) Medium and Time of Payment. The purchase price shall be payable in cash, pursuant to uniform policies and procedures established by the Committee. The funds required for such payment will be derived from amounts withheld from a Participant's compensation and credited to an account established on behalf of the Participant. A Participant shall have the right at any time to terminate the withholding from his or her compensation of amounts to be paid toward the purchase price by filing a Subscription and Authorization Form as directed by the Committee. Any termination of such withholding will constitute a withdrawal under Section 3(c) of the Plan. A Participant shall have the right to elect to obtain a refund (within a reasonable time) of amounts withheld from his or her compensation prior to such termination, or to have such amounts applied to purchase shares of Common Stock as of the immediately following Purchase Date, by filing a Subscription and Authorization Form as directed by the Committee. A Participant shall have the right to change the amount so withheld, to be effective as of the immediately following Subscription Date, by filing a Subscription and Authorization Form as directed by the Committee.

     (c) No Interest on Employee Funds. No interest shall accrue on any amounts withheld from a Participant's compensation.

     (d) Accrual Limitation. No subscription shall permit the rights of a Participant to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company to accrue, under the rules set forth in
Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year.

     (e) Termination of Employment. If a Participant ceases to be employed by the Company or a participating subsidiary before any applicable Purchase Date, he or she may elect, by filing a Subscription and Authorization Form as directed by the Committee, to have the amount in his or her account at the time of termination applied to purchase shares of Common Stock at the applicable purchase price on the first Purchase Date following such termination. In the absence of such an election, the amount credited to his or her account on the date of termination will be refunded within a reasonable time without interest.

     (f) Transferability. Neither payments credited to a Participant's account nor any rights to subscribe to purchase shares of Common Stock under the Plan may be transferred by a Participant except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that the Company may treat such act as an election by the Participant to withdraw in accordance with Section 6(b). Shares of Common Stock may be purchased under the Plan only by Participants who have legal capacity as determined under applicable law or, in the event of the Participant's legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under applicable law or court supervision.

     (g) Death and Designation of Beneficiary. A Participant may file with the Company a written designation of beneficiary with respect to any cash or stock payable under the Plan and may change such designation of beneficiary at any time by written notice to the Company.

     (h) Adjustments. The Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of the Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of the Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or
(iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

     (i) Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(h) of the Plan.

     (j) Fractional Shares. Fractional shares of Common Stock may be purchased under the Plan and credited to an account for the Participant. The Company, however, shall have the right to pay cash in lieu of any fractional shares of Common Stock to be distributed from a Participant's account under the Plan.

     (k) Other Provisions. The Subscription and Authorization Form authorized under the Plan shall contain such other provisions as the Committee may deem advisable, including the requirement that a Participant complete and file a Stock Purchase Agreement as directed by the Committee, provided that no such provisions may in any way be in conflict with the terms of the Plan.


SECTION 7. EFFECTIVE DATE AND TERM OF PLAN.

     (a) Effective Date; Approval of Shareholders. The Plan shall take effect upon adoption by the Board; provided, however, that any subscriptions and purchases under the Plan shall be null and void unless the Plan is approved by a vote of the holders of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at a meeting at which a quorum is present in person or by proxy, which approval must occur within the period of 12 months before and 12 months after the date the Plan is adopted by the Board.

     (b) Termination of Plan. The Plan shall continue in effect until the date on which all shares of Common Stock available for issuance under the Plan shall have been issued unless earlier terminated pursuant to Section 8 of the Plan.


SECTION 8. AMENDMENT OF THE PLAN.

     The Plan may be amended, suspended or discontinued from time to time by the Committee, but without further approval of the stockholders, no such amendment shall (a) increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(h) of the Plan shall not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in the Plan.

                                                                   Exhibit A

                           Participating Subsidiaries
            Galileo International, Inc. Employee Stock Purchase Plan

Galileo International, Inc., effective July 1, 2000
Galileo International, L.L.C., effective July 1, 2000
Apollo Galileo USA Partnership, effective July 1, 2000

                           GALILEO INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                            STOCK PURCHASE AGREEMENT

     I hereby elect to participate in the Galileo International, Inc. Employee Stock Purchase Plan (the "Plan") beginning with the offering period specified in my attached Subscription and Authorization Form, and I accordingly subscribe to purchase shares of common stock of Galileo International, Inc. ("Common Stock") in accordance with the provisions of this Agreement and the Plan. I hereby authorize payroll deductions from each of my paychecks during the offering period in the dollar amount specified in my attached Subscription and Authorization Form.

     I understand that subsequent offering periods will begin on the first business day of each calendar quarter of each year and that my participation will automatically remain in effect from offering period to offering period in accordance with my payroll deduction authorization, unless I withdraw from the Plan, change the rate of my payroll deduction or terminate my employment.

     I understand that my payroll deductions will be accumulated for the purchase of shares of Common Stock on the last business day of each offering period during which I participate in the Plan. The purchase price per share will be the lower of (i) 85% of the fair market value of one share of Common Stock on the first business day of the offering period or (ii) 85% of the fair market value of one share of Common Stock on the last business day of the offering period. The fair market value of one share of Common Stock on any relevant day will be the closing price on that day as recorded by the Wall Street Journal in the New York Stock Exchange Composite Transactions, or on the next regular business day on which shares of the Common Stock are traded in the event that no shares of the Common Stock have been traded on the relevant day.

     I understand that I can withdraw from the Plan at any time. The withdrawal will become effective on the first day of the next full payroll period after giving notice of my withdrawal. I may elect either to have the Company refund all of my payroll deductions for that offering period or to have such payroll deductions applied to the purchase of Common Stock at the end of such offering period. Upon my termination of employment for any reason, including death, or change to ineligible employee status, payroll deductions will automatically cease on my behalf and I, or my personal representative in the event of my death, may elect either to have the Company refund my payroll deductions for the offering period in which such termination or change occurs or to have such payroll deductions applied to the purchase of Common Stock at the end of that offering period. If I, or my personal representative in the event of my death, do not make such election, my payroll deductions will be returned to me or to my personal representative. I further understand that I may either increase or decrease my payroll deductions to become effective at the start of any subsequent offering period.

     I understand that the Compensation Committee of the Board of Directors of Galileo International, Inc. (the "Committee") has the right, exercisable in its sole discretion and at any time, to terminate the Plan or, subject to certain restrictions, to amend the Plan. Should the Committee elect to terminate the Plan, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

     I understand that the Committee may impose from time to time minimum and maximum payroll deduction amounts and that the Plan sets forth restrictions (i) prohibiting me from purchasing more than $25,000 worth of Common Stock per calendar year (determined on the date of grant of the purchase right) and (ii) prohibiting participation by 5% stockholders.

     I acknowledge that I have received a copy of the official Plan Summary and Prospectus summarizing the operation of the Plan. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in the Plan.


______________________        __________________________         _____________
Signature of Employee         Printed Name                       Date

                                      LOGO



                           Galileo International, Inc.



                                    Notice of
                         Annual Meeting of Stockholders
                               and Proxy Statement



                              Radisson Hotel O'Hare
                            6810 North Mannheim Road
                               Rosemont, Illinois
                            May 18, 2000 at 9:00 A.M.



Apollo, Galileo, the Globe Device and GlobalFares are registered trademarks or trademarks of Galileo International.



                                PRINTED IN U.S.A.